Exhibit 99.3

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Company Overview

Founded in 2009, we provide innovative solutions that unlock the significant value contained within the clinical image archives of healthcare providers. Employing our proven OneMedNet iRWD™ solution, we securely de-identifies, searches, and curates a data archive locally, bringing a wealth of internal and third-party research opportunities to providers. By leveraging this extensive federated provider network, together with industry leading technology and in-house clinical expertise, OneMedNet successfully meets the most rigorous RWD Life Science requirements.

Key Components of Consolidated Statements of Operations

Revenue

The Company generates revenue from two streams: (1) iRWD (imaging Real World Data) which provides regulatory grade imaging and clinical data in the Pharmaceutical, Device Manufacturing, CRO’s and AI markets and (2) BEAM which is a Medical Imaging Exchange platform between Hospital/Healthcare Systems, Imaging Centers, Physicians and Patients. iRWD is sold based on the number of data units and the cost per data unit committed to in the customer contract. Revenue is recognized when the data is delivered to the customer. Beam revenue is subscription-based revenue which is recognized ratably over the subscription period committed to by the customer. The Company invoices its Beam customers quarterly or annually in advance with the customer contracts automatically renewing unless the customer issues a cancellation notice.

The Company excludes from revenue taxes collected from a customer that are assessed by a governmental authority and imposed on and concurrent with a specific revenue-producing transaction. The transaction price for the products is the invoiced amount. Advanced billings from contracts are deferred and recognized as revenue when earned. Deferred revenue consists of payments received in advance of performance under the contract. Such amounts are generally recognized as revenue over the contractual period. The Company receives payments from customers based upon contractual billing schedules. Accounts receivable is recorded when the right to consideration becomes unconditional. Payment terms on invoiced amounts typically range from zero to 90 days, with typical terms of 30 days.

Cost of Revenue

Our cost of revenue is composed of our distinct performance obligations of hosting, labor, and data cost.

General and Administrative

General and administrative functions, includes finance, legal, human resources, and information technology support. These functions include costs for items such as salaries and benefits and other personnel-related costs, maintenance and supplies, professional fees for external legal, accounting, and other consulting services, and depreciation expense.

Operations

Operations consists primarily of labor cost for our operations team who provides services to our customers.

Research and Development

Costs incurred in the research and development of our products are expensed as incurred. Research and development costs include personnel, contracted services, materials, and indirect costs involved in the design and development of new products and services, as well as hosting expense.

Sales and Marketing

Our sales and marketing costs consist of labor and tradeshow costs.

Interest Expense

Interest expense consists of interest incurred on shareholder loans.

Other (Income) Expenses, Net

Other (income) expenses, net, primarily includes the changes in fair value of convertible debt for which we have elected the fair value option of accounting. Convertible notes payable, which include convertible promissory notes issued to related parties, including accrued interest and warrants, contain embedded derivatives, including settlement of the contingent conversion features, which require bifurcation and separate accounting. Accordingly, we have elected to measure the entire contingently convertible debt instrument, including accrued interest, at fair value. These debt instruments were initially recorded at fair value as liabilities and are subsequently re-measured at fair value on our consolidated balance sheet at the end of each reporting period and at settlement, as applicable. Other income or expenses, net, also includes changes in fair value of warrants which are treated as liability instruments measured at fair value for accounting purposes, initially recorded at fair value and subsequently re-measured to fair value on our consolidated balance sheets at the end of each reporting period. The changes in the fair value of these debt and liability instruments are recorded in changes in fair value, included as a component of other (income) expenses, net, in the consolidated statements of operations.

Other (income) expenses, net, also includes foreign exchange and tax expenses related to the Company’s operations and revenue outside of the United States.

Results of Operations

Comparison of three months ended September 30, 2023, and 2022

The following tables set forth our consolidated statements of operations data for the periods presented:

	Three Months Ended September 30,		Change
	2023	2022	$	%
Revenue
Subscription revenue	$256	$174	$82	47%
Web imaging revenue	70	201	(131)	-65%
Total revenue	326	375	(49)	-13%
Cost of revenue	293	474	(181)	-38%
Gross margin	33	(99)	132	-133%
Operating expenses
General and administrative	1,308	1,989	(681)	-34%
Sales and marketing	246	257	(11)	-4%
Research and development	405	597	(192)	-32%
Total operating expenses	1,959	2,843	(884)	-31%
Loss from operations	(1,926)	(2,942)	1,016	-35%
Other (income) expense, net
Stock warrant expense	4,285	2,513	1,772	71%
Change in fair value of convertible debt	7,621	3,278	4,343	132%
Other expense	7	12	(5)	-42%
Total other (income) expenses, net	11,913	5,803	6,110	105%
Net loss	$(13,839)	$(8,745)	$(5,094)	58%

Revenue

	Three Months Ended September 30,		Change
	2023	2022	$	%
Subscription revenue (Beam)	$256	$174	$82	47%
Web imaging revenue (Real-World Data)	70	201	(256)	-65%
Total	$326	$375	$326	-13%

Our revenue is comprised of sales made from our subscription revenue (BEAM) and from our web imaging (RWD). For the period ended September 30, 2023, overall revenue was down by 13%. The primary driver for the subscription revenue increase was delivery of revenue to a significant customer. The primary driver for the decrease in web imaging revenue was revenue deliveries pushed to the first quarter of 2024.

Cost of Revenue

	Three Months Ended September 30,
	2023	2022
Cost of revenue	293	474
% of revenue	90%	126%

For the three months ended September 30, 2023, we were able to reduce our cost of revenue as a percentage of revenue by 36%. The decrease is primarily due to a $0.1 million decrease in data broker costs and a $0.07 million decrease in payroll, along with to a 13% decrease in total revenue.

General and Administrative

Our general and administrative expense decreased $0.7 million, or 34%, to $1.3 million for the three months ended September 30, 2023, from $2.0 million for the three months ended September 30, 2022. The decrease was primarily driven by a $1.2 million decrease in Board of Director warrant expense, a $0.1 million decrease in recruitment fees and $0.1 million decrease in broker salaries. These amounts were offset by a $0.7 million increase in stock-based compensation expense.

Sales and Marketing

Our sales and marketing expense decreased $0.01 million, or 4%, to $0.2 million for the three months ended September 30, 2023, from $0.3 million for the three months ended September 30, 2022. The decrease is primarily due to an increase in sales and marketing consultant expenses of $0.4 million, partially offset by a decrease in sales and marketing salaries of $0.3 million, a decrease in commissions of $0.1 million, and a decrease in travel expenses of $0.1 million.

Research and development

Our research and development expense decreased $0.2 million, or 32%, to $0.4 million for the three months ended September 30, 2023, from $0.6 million for the three months ended September 30, 2022. The decrease is primarily due a $0.2 million decrease in stock compensation expense.

Change in Fair Value of Convertible Debt

The change in fair value of convertible debt was due to fluctuations of the share market price.

Comparison of nine months ended September 30, 2023, and 2022

The following tables set forth our consolidated statements of operations data for the periods presented:

	Nine Months Ended September 30,		Change
	2023	2022	$	%
Revenue
Subscription revenue	$595	$502	$93	19%
Web imaging revenue	86	387	(301)	-78%
Total revenue	681	889	(208)	-23%
Cost of revenue	812	1,106	(294)	-27%
Gross margin	(131)	(217)	86	-40%
Operating expenses
General and administrative	2,430	3,951	(1,521)	-38%
Sales and marketing	817	588	229	39%
Research and development	1,565	1,088	477	44%
Total operating expenses	4,812	5,627	(815)	-14%
Loss from operations	(4,943)	(5,844)	901	-15%
Other (income) expense, net
Stock warrant expense	8,385	5,654	2,731	48%
Change in fair value of convertible debt	17,872	10,870	7,002	64%
Other expense	43	31	12	39%
Total other (income) expenses, net	26,300	16,555	9,745	59%
Net loss	$(31,243)	$(22,399)	$(8,844)	39%

Revenue

	Nine Months Ended September 30,		Change
	2023	2022	$	%
Subscription revenue (Beam)	$595	$502	$93	19%
Web imaging revenue (Real-World Data)	86	387	(595)	-78%
Total	$681	$889	$681	-23%

Our revenue is comprised of sales made from our subscription revenue (BEAM) and from our web imaging (RWD). For the nine months ended September 30, 2023, overall revenue was down by 23%. The primary driver for the subscription revenue increase was delivery of revenue to a significant customer. The primary driver for the decrease in web imaging revenue was revenue deliveries pushed to the first quarter of 2024.

Cost of Revenue

	Nine Months Ended September 30,
	2023	2022
Cost of revenue	812	1,106
% of revenue	119%	124%

For the nine months ended September 30, 2023, we were able to reduce our cost of revenue as a percentage of revenue by 5%. The decrease is primarily due to 23% decrease in total revenue, along with a $0.2 million decrease in data broker costs and a $0.1 million decrease in payroll.

General and Administrative

Our general and administrative expense decreased $1.5 million, or 38%, to $2.4 million for the nine months ended September 30, 2023, from $4.0 million for the nine months ended September 30, 2022. The decrease is primarily due to a decrease in Board of Director warrant expense of $1.2 million, stock-based compensation expense of $0.1 million, and recruiting fees of $0.2 million.

Sales and Marketing

Our sales & marketing expense increased $0.2 million, or 37%, to $0.8 million for the nine months ended September 30, 2023, from $0.6 million for the nine months ended September 30, 2022. The increase is primarily due to the addition of an employee and consultant.

Research and development

Our research and development expense increased $0.5 million, or 44%, to $1.6 million for the nine months ended September 30, 2023, from $1.1 million for the nine months ended September 30, 2022. The increase is primarily due a $0.2 million increase in salaries, a $0.9 million increase in payroll development data exchanges, a $0.05 million increase in R&D stock compensation expense, a $0.04 million increase in consultant expenses, and a $0.08 million increase in hosting expenses.

Change in Fair Value of Convertible Debt

The change in fair value of convertible debt was due to fluctuations of the market price of shares of Common Stock.

Non-GAAP Financial Measure

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America, or GAAP, we provide an additional financial metric that is not prepared in accordance with GAAP, or non-GAAP financial measure. We use this non-GAAP financial measure, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes, to measure executive compensation, and to evaluate our financial performance. This non-GAAP financial measure is Adjusted EBITDA, as discussed below.

We believe that this non-GAAP financial measure reflects our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business, as it facilitates comparing financial results across accounting periods and to those of peer companies. We also believe that this non-GAAP financial measure enables investors to evaluate our operating results and future prospects in the same manner as we do. This non-GAAP financial measure may exclude expenses and gains that may be unusual in nature, infrequent, or not reflective of our ongoing operating results.

The non-GAAP financial measure does not replace the presentation of our GAAP financial measures and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

We consider Adjusted EBITDA to be an important indicator of the operational strength and performance of our business and a good measure of our historical operating trends. Adjusted EBITDA eliminates items that we do not consider to be part of our core operations. We define Adjusted EBITDA as GAAP net loss excluding the following items: depreciation and amortization of tangible and intangible assets and unit; stock-based compensation and other non-recurring items that may arise from time to time.

The non-GAAP adjustments, and our basis for excluding them from our non-GAAP financial measure, are outlined below:

●	Although depreciation and amortization are non-cash charges, the assets that we currently depreciate and amortize will likely have to be replaced in the future, and Adjusted EBITDA does not reflect the cash required to fund such replacements;

●	Adjusted EBITDA excludes stock-based compensation expense which has been, and will continue to be for the foreseeable future, a significant recurring non-cash expense for our business and an important part of our compensation strategy;

●	Adjusted EBITDA does not reflect the effect of earnings or charges resulting from matters that our management does not consider to be indicative of our ongoing operations. However, some of these charges and gains (such as mark-to-market adjustments, stock warrant expense etc.) have recurred and may recur; and

●	Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The following table reconciles GAAP net loss to Adjusted EBITDA during the periods presented (in thousands):

	Three Months Ended September 30,
	2023	2022
Net loss	$(13,839)	$(8,745)
Depreciation and amortization	7	6
Stock-based compensation	798	351
Stock warrant expense	4,285	2,513
Change in fair value of convertible debt	7,621	3,278
Adjusted EBITDA	(1,128)	(2,597)

	Nine Months Ended September 30,
	2023	2022
Net loss	$(31,243)	$(22,399)
Depreciation and amortization	19	16
Stock-based compensation	1,446	1,486
Stock warrant expense	8,385	5,654
Change in fair value of convertible debt	17,872	10,870
Adjusted EBITDA	(3,521)	(4,373)

Liquidity and Capital Resources

The following table shows net cash and cash equivalents provided by (used in) operating activities, net cash and cash equivalents used in investing activities, and net cash and cash equivalents provided by financing activities during the periods presented:

	September 30,
Net cash provided by (used in)	2023	2022
Operating activities	$(3,066)	$(3,356)
Investing activities	(28)	(48)
Financing activities	3,435	3,017

Operating Activities

Our net cash and cash equivalents used in operating activities consists of net loss adjusted for certain non-cash items, including depreciation and amortization, business combination cost, stock-based compensation expense, changes in fair value of liability classified financial instruments, and as well as changes in operating assets and liabilities. The primary changes in working capital items, such as the changes in accounts receivable and deferred revenue, result from the difference in timing of payments from our customers related to contract performance obligation. This may result in an operating cash flow source or use for the period, depending on the timing of payments received as compared to the fulfillment of the performance obligation.

Net cash used in operating activities was $3.1 million during the nine months ended September 30, 2023. Net cash used in operating activities was due to our net loss of $31.2 million offset by non-cash items of $27.7 million, primarily consisting of the change in fair value of convertible debt of $17.9 million, stock warrant expense of $8.4 million, stock based compensation of $1.4 million and use of cash for operating assets and liabilities of $0.5 million due to the timing of cash payments to vendors and cash receipts from customers.

By comparison, the Company’s net cash used by operating activities was $3.4 million during the nine months ended September 30, 2022. Net cash provided by operating activities was due to our net loss of $21.2 million adjusted for non-cash items of $18.0 million, primarily consisting of the change in fair value of convertible debt of $10.9 million, stock warrant expense of $5.7 million, $1.5 million of stock-based compensation expense, offset by a use of cash for operating assets and liabilities of $0.2 million due to the timing of cash payments to vendors and cash receipts from customers.

Investing Activities

Our investing activities have consisted primarily of property and equipment purchases.

Net cash and cash equivalents used in investing activities during the nine months ended September 30, 2023, consisted of $28.0 thousand of purchased property and equipment.

By comparison, the Company’s net cash and cash equivalents used in investing activities during the nine months ended September 30, 2022, consisted primarily of $48.0 thousand of purchased property and equipment.

Financing Activities

Net cash provided by financing activities was $3.4 million for the nine months ended September 30, 2023, which primarily consisted of $3.9 million in proceeds from the issuance of convertible promissory notes payable, and $0.7 million from proceeds from issuance of shareholder loans. These amounts were offset by $1.2 million in Data Knights transaction costs.

By comparison, the Company’s net cash provided by financing activities was $3.0 million for the nine months ended September 30, 2022, which primarily consisted of $3.6 million in proceeds from the issuance of convertible promissory notes payable, offset by $0.6 million in Data Knights transaction costs.

Contractual Obligations and Commitments and Going Concern Outlook

Currently, management does not believe the cash and cash equivalents is sufficient to meet our foreseeable cash needs for at least the next 12 months. Our foreseeable cash needs, in addition to our recurring operating expenses, include our expected capital expenditures to support the expansion of our infrastructure and workforce, interest expense and minimum contractual obligations. Management hopes to raise cash either through a public offering or private debt and equity offering. As a result of the Company’s recurring loss from operations and the need for additional financing to fund its operating and capital requirements there is uncertainty regarding the Company’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt as to the Company’s ability to continue as a going concern.

Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of spending to support research and development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product and service offerings, and the cost of any future acquisitions of technology or businesses. In the event that additional financing is required from outside sources, we may be unable to raise the funds on acceptable terms, if at all.

The following table summarizes our current and long-term material cash requirements as of September 30, 2023:

		Payments due in:
	Total	Less than 1 year	1-3 years
Accounts payable & accrued expenses	$1,476	$1,476	$-
Loan, related party	704	-	704
Convertible promissory notes	13,865	13,865	-
	$16,045	$15,341	$704

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our unaudited consolidated financial statements which have been prepared in accordance with GAAP. In preparing our financial statements, we make estimates, assumptions, and judgments that can have a significant impact on our reported revenue, results of operations, and net income or loss, as well as on the value of certain assets and liabilities on our balance sheet during and as of the reporting periods. These estimates, assumptions, and judgments are necessary because future events and their effects on our results of operations and the value of our assets cannot be determined with certainty and are made based on our historical experience and on other assumptions that we believe to be reasonable under the circumstances. These estimates may change as new events occur or additional information is obtained, and we may periodically be faced with uncertainties, the outcomes of which are not within our control and may not be known for a prolonged period of time. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates.

We believe that the assumptions and estimates associated with the following critical accounting policies involve significant judgment and thus have the most significant potential impact on our Unaudited Consolidated Financial Statements.

Revenue Recognition

Although most of our sales agreements contain standard terms and conditions, certain agreements contain multiple performance obligations. For customer contracts that contain more than one performance obligation, we allocate the total transaction consideration to each performance obligation based on the relative stand-alone selling price of each performance obligation within the contract.

Subscription Revenue

Subscription revenues are generated from the Company’s data exchange (BEAM) product, which is a medical imaging exchange platform between hospital/healthcare systems, imaging centers, physicians and patients. Subscriptions to the BEAM platform offering are recognized over time as the customer consumes the benefits of the services as the Company stands ready to provide access to the programs throughout the subscription period. Subscription customers are invoiced either quarterly or annually in advance with the customer contracts automatically renewing unless the customer issues a cancellation notice. The timing of revenue recognition is based on a time-based measure of progress as the Company provides access to the programs evenly over the course of the subscription period.

Web Imaging Revenue

Web imaging revenues are generated from the Company’s data broker (iRWD) product, which provides regulatory grade imaging and clinical data in the pharmaceutical, device manufacturing, clinical research organizations, and artificial intelligence markets. Web imaging customers are invoiced in installments as the related data is delivered. Revenue from the sale of web imaging products is recognized over time using an output measure of progress, which is based on the number of data units delivered relative to the total data units committed by the customer.

Fair Value of Equity-Based Awards

We estimate the fair value of stock option awards granted using the Black-Scholes option pricing model, which uses as inputs the fair value of our common stock and subjective assumptions we make, including expected stock price volatility, the expected term of the award, the risk-free interest rate, and expected dividends. Due to the lack of company-specific historical and implied volatility data, we base the estimate of expected stock price volatility on the historical volatility of a representative group of publicly traded companies for which historical information is available. The historical volatility is generally calculated for a period of time commensurate with the expected term assumption. We use the simplified method to calculate the expected term for options granted to employees and directors. We utilize this method as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk-free interest rate is based on a U.S. treasury instrument whose term is consistent with the expected term of the stock options. The expected dividend yield is assumed to be zero, as we have never paid dividends and do not have current plans to pay any dividends on our common stock.

As there was no public market for our common stock prior to November 7, 2023, the estimated fair value of our common stock was previously approved by our board of directors, with input from management, as of the date of each award grant, considering our most recently available independent third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors deemed relevant that may have changed from the date of the most recent valuation through the date of the grant.

Fair Value of Certain Debt and Liability Instruments, and the Fair Value Option of Accounting

Convertible notes payable, which include the related contingently warrants, contain embedded derivatives, which require bifurcation and separate accounting under GAAP, for which the Company elected the FVO for the convertible notes payable. The convertible debt and accrued interest at their stated interest rates were initially recorded at fair value as liabilities on the consolidated balance sheets and were subsequently re-measured at fair value at the end of each reporting period presented within the consolidated financial statements. The changes in the fair value of the convertible notes payable are recorded in changes in fair value of convertible debt, included as a component of other income and expenses, net, in the consolidated statements of operations. The change in fair value related to the accrued interest components is also included within the single line of change in fair value of convertible debt on the consolidated statements of operations. See additional information on valuation methodologies and significant assumptions used in Note 6 and Note 11 to the consolidated financial statements included elsewhere in this Form 10-Q.

The estimated fair values of the convertible promissory notes are determined based on the aggregated, probability-weighted average of the outcomes of certain possible scenarios. The combined value of the probability-weighted average of those outcomes is then discounted back to each reporting period in which the convertible notes are outstanding, in each case, based on a risk-adjusted discount rate estimated based on the implied discount rate. The discount rate was held constant over the valuation periods given the fact pattern associated with the company and the stage of development.

Off-Balance Sheet Arrangements:

As of September 30, 2023, we had no off-balance sheet arrangements as defined in Instruction 8 to Item 303(b) of Regulation S-K.

Recently Adopted Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies to the accompanying consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for a description of recently adopted accounting standards.

Recently Issued Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies to the accompanying consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for a description of certain recently issued accounting standards which may impact our consolidated financial statements in future reporting periods.